EXHIBIT 21.1

                         RECKSON ASSOCIATES REALTY CORP.
                            STATEMENT OF SUBSIDIARIES



Name                                         State of Organization
----------------------------------------     ----------------------------
Reckson Operating Partnership, L. P.         Maryland
Omni Partners, L. P.                         Delaware
Reckson FS Limited Partnership               Delaware
Metropolitan Partners, LLC                   Delaware
Reckson Management Group, Inc.               New York
RANY Management Group, Inc.                  New York
Reckson Construction Group, Inc.             New York
RT Tri-State LLC                             Delaware
Metropolitan 919 3rd Avenue LLC              Delaware
1350 LLC                                     Delaware
Magnolia Associates, LTD                     Florida
Metropolitan 810 7th Avenue, LLC             Delaware
100 Wall Company LLC                         New York